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                                                                  EXHIBIT 11

F.N.B. CORPORATION
STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

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
Dollars in thousands

YEAR ENDED DECEMBER 31,                                                       1995             1994             1993
                                                                            ---------        ---------        ---------
PRIMARY

Net Income                                                                  $  18,083        $  13,545        $  10,472
Less:  Preferred Stock Dividends Declared                                        (849)            (853)            (857)
                                                                            ---------        ---------        ---------
Net Income Applicable to Common Stock                                       $  17,234        $  12,692        $   9,615
                                                                            =========        =========        =========

Average Common Shares Outstanding                                           8,595,697        8,568,885        8,572,434
Net Effect of Dilutive Stock Options - Based on
  the Treasury Stock Method Using Average
  Market Price                                                                 40,321           16,054           12,083
                                                                            ---------        ---------        ---------
                                                                            8,636,018        8,584,939        8,584,517
                                                                            =========        =========        =========

Net Income per Common Share                                                     $2.00            $1.48            $1.12
                                                                                =====            =====            =====


FULLY DILUTED

Net Income                                                                  $  18,083        $  13,545        $  10,472
Plus:  Minority Interest                                                                            64               49
                                                                            ---------        ---------        ---------
Net Income Applicable to Common Stock                                       $  18,083        $  13,609        $  10,521
                                                                            =========        =========        =========

Average Common Shares Outstanding                                           8,595,697        8,568,885        8,572,434
Series A Convertible Preferred Stock                                           31,148           41,704           44,271
Series B Convertible Preferred Stock                                          838,002          801,319          801,420
Minority Interest Convertible Preferred Stock                                                   33,620           30,054
Net Effect of Dilutive Stock Options - Based on
  the Treasury Stock Method Using the Year-End
  Market Price, If Higher than Average Market Price                            47,865           16,054           14,709
                                                                            ---------        ---------        ---------
                                                                            9,512,712        9,461,582        9,462,888
                                                                            =========        =========        =========

Net Income per Common Share                                                     $1.90            $1.44            $1.11
                                                                                =====            =====            =====
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